Exhibit 99.2

ALSC - Q1 2006 Alliance Semiconductor Earnings Conference Call
Event Date/Time: Aug. 04. 2005 / 5:00PM ET


C O R P O R A T E P A R T I C I P A N T S

Lynette Stein
Shelton Group - Investor Relations
Dan Reddy
Alliance Semiconductor - Chairman, President,  CEO and interim CFO

P R E S E N T A T I O N

Operator
Good day, ladies and gentlemen. Welcome to Alliance Semiconductor's first fiscal quarter of 2006 conference call. (OPERATOR INSTRUCTIONS) I will now turn the call over to today's host, Lynette Stein of Shelton, the investor relations firm for Alliance.
Please proceed.

Lynette Stein - Shelton Group - Investor Relations
Thank you, Kelly. Good afternoon, everyone, and welcome to Alliance's quarterly management call for the first fiscal quarter of 2006 ended June 25th, 2005. During the conference call today you will hear from Alliance's Chairman, CEO and President, Dan Reddy.

We will begin today's call with prepared comments regarding the company's financial performance over the past quarter and the company's vision and strategy going forward. The earnings release was distributed today during market hours and you should all have a copy of the results by now. If not, a copy can be found on the Alliance website at www.alsc.com in the investor relations section.

Before we begin today's call, I would like to remind you that except for historical information, statements made by management should be considered forward-looking statements that are subject to certain risks and uncertainties. These risks and uncertainties are more fully discussed in our SEC filings which are available in the investor relations section of our website. These forward-looking statements speak only as of the date of this conference call. The company disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements except as required by law, even as new information becomes available or other events occur in the future.

I will now turn the call over to Dan Reddy, Alliance's chairman, CEO and president. Dan?

Dan Reddy - Alliance Semiconductor - Chairman, President, CEO and interim CFO Thanks, Lynette. Thank you all for your patience and again, thanks again for joining us on our financial results conference call for the first quarter of fiscal year 2006 ended June 30th, 2005.

For the quarter our revenues totaled 5.9 million compared to 5.6 million in the previous quarter and 7.1 million in the first fiscal quarter of 2005. Net losses for the first quarter was 10.9 million, or $0.31 per share, compared to a net loss of 23.2 million, or $0.65 per share, for the previous quarter and net loss of 6.6 million, or $0.19 per share, for the first fiscal quarter of 2005.

Gross margins for the quarter were 0.6 million compared to a gross loss of 0.2 million for the previous quarter and a gross loss of 0.4 million in the first quarter of fiscal 2005. Operating expenses for the quarter were 8.3 million compared to 9.5 million in the previous quarter and 8 million for the first quarter of fiscal 2005. The sequential decrease for Q4 fiscal year '05 to Q1 fiscal year '06 was principally attributed to the Q4 fiscal year '05 write-off of goodwill, partially offset by audit and Sarbanes-Oxley expenses in Q1 fiscal year '06. Total operating loss was 7.7 million for the first quarter of fiscal 2006 versus 9.7 million in the previous quarter and 8.9 million in the first quarter of fiscal 2005.

For the quarter, analog and mixed signal revenues were 2.6 million compared to
1.6 million for the previous quarter. Analog and mixed signal business unit generated 44% gross margin and our long-term target for gross margin for this business unit is 54%.

Total revenues for our system solutions business unit for the first quarter was
1.2 million compared to 1.6 million in the previous quarter. The system solutions business unit generated 28% gross margin in the first quarter. Our long-term target for gross margins for the system solutions business unit is 59%.

Our SRAM business unit contributed revenues of 2.1 million for the quarter compared to 2.5 million in the previous quarter. The memory business unit generated 40% gross loss for the quarter. Our long-term target for the gross margins for memory business unit is 25%.

Revenues from analog and mixed signal business unit and the system solutions business unit represent approximately 64% of total revenues compared to 59% in the previous quarter and 39% in the first quarter of fiscal 2005. Overall, I think our long-term model for operating margins will be between 15 to 18%.

Turning to the balance sheet, we continue to have a strong balance sheet with the cash, cash equivalent, short term investments totaling 95 million at the end of the first quarter versus 85 million at March 31st, 2005. As of June 30th, 2005 our total marketable security holdings are as follows, UMC shares 115 million, all of which are classified as short-term investments. This is down from 128 million shares we held at the end of fourth quarter. Tower, the total Tower shares, including long term holdings, remained at 9 million shares, the same number of shares held at March 31st, 2005.

In terms of overall revenue guidance, our backlog and billings at this point in the quarter are higher than they were at the same point last quarter. Revenue from the September quarter will be highly dependent on current business, which is often difficult to forecast or predict. As a result, we are not in a position to provide revenue guidance at this time, but believe the September quarter looks promising and all business units will show sequential growth.

Now let me discuss a few of our challenges, which we are working through. As you may be aware, we recently announced that our Board of Directors terminated Jeff Parsons, the former vice president finance and administration and chief financial officer.
The Board appointed me as the interim CFO until a permanent CFO is found. We have retained an executive search firm to recruit an external candidate for this executive position.

Additionally, the Board of Directors formed a Special Committee of directors to evaluate and make decisions in response to the share accumulation and proposals to be centrally disclosed in a Schedule 13D filing, which was filed on June 27th, 2005 by Mr. B. Riley and his affiliates. The Committee consists of myself and independent directors Sanford L. Kane, our lead independent director, Juan
A. Benitez and Gregory Barton. We are confident that the Committee will make appropriate determinations with regard to this situation.

With regard to Schedule 13D filing, currently the Special Committee has not established a timetable for when the review of this situation will be complete. We take our recommendations from our shareholders and suggestions made by them seriously. We are always open to suggestions on how we can improve shareholder value.

Let me now review the company's strategy and performance during the first fiscal quarter of 2006, as well as our strategy looking forward. Our focus has been and will continue to be on the expansion of our OEM channels and bringing new products to the market. Both of these initiatives have helped us to increase future sales opportunities across all three business units.

First, let me discuss our analog and mixed signal business unit. Analog and mixed signal grew by 49% sequentially. This significant increase was based on strong demand for our EMI Reduction ICs in the high growth LCD panel market, as well as increased interest in our systems monitor products. Additionally, we reduced our channel inventory, which has helped to increase revenues.

The latest product announcement was a Zero Cycle Slip EMI Reduction device. This product is the merger of two widely used technologies, namely Zero Delay Clocking and Spread Spectrum clock modulation for EMI reduction, which allows a system designer the ability to distribute the system clock through the buffer while maintaining the phase relationship with the data and derive EMI benefits of Spread Spectrum modulation.

Due to our continued strategic focus, our research and development, we introduced a total of 15 new products into the market during the quarter, both in general purpose EMI reduction and high-performance clocks. We are currently sampling high-end low voltage Zero Delay Buffers and Fan Out Buffers that target glass forms requiring precision clocking distribution, as well as EMI compliant Pulse Width Modulation controllers for the switch mode power supply market.

In this regard, Alliance will offer a complete line of clock distribution products that will compete with Cypress Semiconductor, Integrated Circuit Systems, Integrated Device Technology and others. In the upcoming quarters we expect to experience growth across analog and mixed signal business unit due to the relationships that we have formed with key OEMs which help us to broadly distribute our products to our target markets.

Now I will discuss our system solution business unit. During the first quarter of 2006 our system solutions revenues decreased by 25% we experienced from slow bookings from our key customers due to channel inventory. We believe this inventory has been depleted during the quarter.

Also during the quarter we received 5 new design wins for our family of J-tag controllers at leading OEMs including Nokia, Adaptec, Cisco, Mitsui, Sozen and Orion. We also secured four design wins for our family of connectivity products, including HyperTransport, PCI and PCI-X Bridges, at key OEMs including Huawei/3Com, Soekris, Ramix and others.

Lastly, I will discuss our memory business unit. Memory revenue decreased from
2.5 million to 2.1 million due to the delayed ramp-up of our 4 meg asynch SRAM 5-volt product, as well as shortage of our 1 meg asynchronous SRAM, which caused purchases to be cancelled.

On the positive front, we secured 6 new design wins with our leading-edge 36 megabit synchronous SRAM with key OEMs including Etta, RL, Barric Harbour, Shenzhen Shiwei, Trident and others. We also achieved nine design wins for our 18 meg synchronous SRAM at Q-logic, Telelabs, Motorola and others. We expect to receive revenues from these design wins in the latter half of fiscal year 2006.

We announced during the quarter an Asia Pacific distribution partnership agreement with Nu Horizons, a leading global distributor of high technology active components. Nu Horizons will distribute Alliance components products portfolio to a wide variety of commercial OEMs through its 37 sales offices across Asia, including Australia, China, Hong Kong, India, Korea, Japan, Malaysia, New Zealand, Philippines, Singapore, Taiwan and Thailand.

At this point, I want to conclude with my presentation. To conclude our call today, I would like to say that we are confident in the long term prospects of the company and believe that analog and mixed signal business unit will be a strong driver moving forward, particularly in the high-growth LCD market where we have been designed into the products of the largest players such as Samsung and LG.

Our system solutions business is still in its early stage of growth as we focus to increase the market penetration of our current products portfolio and introduce next generation solutions.

The September quarter looks very promising for the company as we remain committed to become a leading provider of high performance semiconductor products to the expansion of our OEM distribution network and improve overall operational efficiencies.

At this point, we are unable to accept questions. However, we will be issuing news surrounding this topic as the situation necessitates. Thanks again for listening to our conference call today.

Operator
Ladies and gentlemen, thank you for your participation in today's conference. This concludes the presentation and you may now disconnect. Have a good day.